Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwing Corporation Reports Financial Results for the

Fourth Quarter and Year End 2005

Total 2005 Revenue Increases 31% Compared to 2004

Data/Broadband Quarterly Revenue Increases 4% Sequentially; 15% Year-Over-Year

Operating Loss and Net Loss Narrow — Again

AUSTIN, TX (February 23, 2006) – Broadwing Corporation (NASDAQ: BWNG), a leading provider of optical network communications services and solutions, today announced its fourth quarter and full year 2005 financial and operational results.

For the fourth quarter 2005, Broadwing reported total revenue of $220.0 million, compared to $218.7 million for the third quarter 2005. Net loss for the quarter was $21.1 million, or a loss of $0.29 per share, compared to a net loss of $30.5 million, or a net loss of $0.41 per share, for the third quarter 2005. The Company reported fiscal year 2005 revenue of $879.1 million. The full year 2005 net loss was $133.4 million, or a loss of $1.83 per share, compared with a reported net loss of $152.2 million, or a net loss of $2.86 per share for fiscal year 2004.

Select Highlights for the Fourth Quarter and Year End 2005:

•	Full year 2005 data/broadband revenue increased 18% compared to 2004, reflecting strong demand in key revenue streams the Company has targeted for growth

•	Total 2005 revenue from voice services increased 56% versus 2004, primarily as a result of the 2004 Focal Communications acquisition

•	Operating loss for the fourth quarter narrowed 28% sequentially and 45% year-over-year

•	Net loss for the fourth quarter 2005 narrowed 31% sequentially and 51% compared to the fourth quarter 2004

“Broadwing has made substantial financial and operational progress over the past year,” said Lynn Anderson, chief financial officer of Broadwing. “We integrated the Focal acquisition and rationalized our network to achieve cost savings, while increasing revenue particularly in targeted product areas. In addition, we reduced our operating expenses and net loss, and we continued to show progress to profitability.”

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Broadwing Corporation Reports Financial Results for the Fourth Quarter and Year End 2005

“Last year, with the introduction of our exciting new services and the opportunities created by the wave of mergers in the industry, Broadwing continued to aggressively target Fortune 2000 and wholesale customers with our extensive portfolio of voice and data products that now includes Converged, Media and VoIP services,” said Scott Widham, president of Sales and Marketing. “Our recent announcement that Lufthansa, Europe’s second-largest airline and the largest carrier of international passengers worldwide, has chosen Broadwing to provide critical voice communications services is yet another example of our success in acquiring and servicing large enterprises.”

Quarterly Financial Results Detail

Total revenue for the fourth quarter ended December 31, 2005, was $220.0 million, a slight increase from the third quarter 2005 revenue of $218.7 million and essentially flat compared to the fourth quarter 2004. The comparison of fourth quarter 2005 revenue to the same period prior year primarily reflects the impact of the Company’s decision in the third quarter 2005 to discontinue its optical convergence switch (OCS) product line. Excluding sales of OCS equipment and services, fourth quarter revenue increased 4% year-over-year.

Broadwing revenue can be divided into two general product categories of “data/broadband” and “voice”. The “data/broadband” category consists of high-speed data transport services utilizing Internet protocol (“IP”) and ATM/frame relay platforms and also includes long-haul transmission of data, voice and Internet traffic over dedicated circuits (Private Line). The “voice” category currently includes revenue from sales of long distance/local voice services, including VoIP services.

Revenue from sales of data/broadband services, targeted growth areas for Broadwing, was $122.8 million in the fourth quarter, an increase of 4% sequentially and a 15% increase from the fourth quarter 2004.

Voice revenue from sales of long-distance and local voice services was $97.0 million. Voice revenue in the fourth quarter declined 4% sequentially, impacted primarily by expected seasonality factors of fewer business days and overall lower business traffic volumes during the holidays. The 8% decrease from the fourth quarter 2004 was due primarily to lower wholesale traffic volumes that resulted from certain wholesale price increases Broadwing implemented mid-2005 and continued price pressure for traditional voice products.

Revenue in the quarter also included approximately $0.2 million from residual sales of equipment and services associated with the Optical Convergence Switch (OCS) product line.

Net loss for the fourth quarter was $21.1 million, or a loss of $0.29 per share, compared to a reported net loss of $43.4 million, or a loss of $0.68 per share, for the fourth quarter 2004. Net loss year-over-year was impacted primarily by revenue growth, network cost improvements, Focal integration, and restructuring of the equipment division.

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Broadwing Corporation Reports Financial Results for the Fourth Quarter and Year End 2005

Fiscal 2005 Annual Results

Total revenue for fiscal year 2005 was $879.1 million, an increase of 31% from fiscal year 2004 revenue of $672.3 million. The full year comparison reflects both organic growth in targeted data/broadband product lines and twelve months of revenue contributions from Focal in 2005, versus four months of revenue contributions from Focal in 2004.

In 2005, full year data/broadband revenue of $465.2 million increased by $70.4 million and revenue of $410.9 million from sales of voice services increased by $147.3 million, compared to fiscal year 2004. Fiscal 2005 included approximately $3.1 million in revenue from OCS sales and services, compared to $13.9 million in 2004.

Annual 2005 results included $1.4 million of restructuring and other charges principally related to consolidation efforts associated with the Focal acquisition.

Financial Position

In October 2005, Broadwing announced that it had entered into a revolving credit facility with a group of lenders. The credit facility is secured by a pledge of accounts receivable of Broadwing and its U.S. subsidiaries and is subject to liquidity and other covenants typical for facilities of its type.

During the fourth quarter, the Company elected to pay in cash the interest and principal of $32.9 million due to holders of the Company’s Senior Convertible Notes on November 21, 2005. Further, in January 2006 Broadwing provided notice that it would pay 50% in cash and 50% in stock the interest and principal of $32.5 million due on the Senior Convertible Notes on February 21, 2006. The February payment represents the final payment due on the Senior Convertible Notes and will be reflected in first quarter financial statements.

At December 31, 2005, cash, cash equivalents and investments were $109.4 million.

Capital expenditures totaled $13.6 million in the fourth quarter, primarily related to IT and network investments and customer capacity installations.

Recent Announcements

Broadwing recently announced that Dr. David Huber has transitioned out of his role as chief executive officer of the Company, but will continue to serve as chairman of the Board of Directors. In a Company statement, Dr. Huber said, “The recent consolidation in the industry, combined with Broadwing’s emerging market position, has provided an excellent opportunity to transition the executive leadership of the Company.”

Broadwing’s Board of Directors has named Scott Widham, president of Sales and Marketing, Lynn Anderson, chief financial officer, and Kim Larsen, general counsel, to a Senior Management Team that will oversee day-to-day operations of the Company pending completion of the search for a new chief executive.

Broadwing Corporation Reports Financial Results for the Fourth Quarter and Year End 2005

Broadwing also announced that Lufthansa has selected Broadwing to provide voice services in 40 locations throughout the United States. Lufthansa cited Broadwing’s local voice coverage footprint as well as the Company’s quality of service and account support as critical factors in awarding the business.

In other recent news, Broadwing and Hutchison Global Communications announced that the companies have jointly established the first Trans-Pacific inter-carrier Ethernet network of its kind. The reciprocal arrangement extends the reach of Broadwing’s Converged Services Network into Asia and provides Hutchison with a much sought-after U.S. partner capable of reliably delivering domestic U.S. VPLS network services. The agreement is important to the companies’ respective customers because it enables them to leverage best-of-breed carriers with specific in-country expertise to create any to any, end to end, Trans-Pacific Ethernet networks with a single point of contact in either Hong Kong or the U.S.

Webcast Information

Broadwing will host a conference call to review its fourth quarter and year end 2005 financial results and other operational developments, today, February 23rd at 10:30 AM ET. The live broadcast of the conference will be available via Broadwing’s website, www.broadwing.com. An archived audio of the conference call will be available for future reference through the Broadwing website at www.broadwing.com.

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises and service providers. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Quarter Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Revenue:
Total revenue	$219,969	$219,916	$879,106	$672,280

Operating expenses:
Total cost of revenue	142,013	147,647	580,441	455,429

Research and development	—	2,441	6,172	14,995
Selling, general and administrative	77,957	73,218	305,038	255,782
Litigation settlement	—	—	2,000	—
Depreciation	17,960	31,859	96,075	56,928
Amortization	1,404	1,394	5,631	4,632
Equity-based expense	1,632	960	4,489	8,634
Restructuring and other charges	17	919	1,361	3,946

Total operating expenses	240,983	258,438	1,001,207	800,346

Operating loss	(21,014)	(38,522)	(122,101)	(128,066)

Interest expense, net of capitalized amounts	(1,235)	(7,774)	(18,359)	(31,275)
Other income and expense, net	1,170	2,912	7,032	7,160

Net loss	$(21,079)	$(43,384)	$(133,428)	$(152,181)

Net loss per share	$(0.29)	$(0.68)	$(1.83)	$(2.86)

Weighted average shares outstanding	73,875	63,959	72,894	53,217

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Quarter Ended
	December 31,	September 30,
	2005	2005
Revenue:
Total revenue	219,969	218,659

Operating expenses:
Total cost of revenue	142,013	143,470

Research and development	—	679
Selling, general and administrative	77,957	77,386

Depreciation	17,960	23,403
Amortization	1,404	1,404
Equity-based expense	1,632	934
Restructuring and other charges	17	630

Total operating expenses	240,983	247,906

Operating loss	(21,014)	(29,247)

Interest expense, net of capitalized amounts	(1,235)	(3,150)
Other income and expense, net	1,170	1,862

Net loss	$(21,079)	$(30,535)

Net loss per share	$(0.29)	$(0.41)

Weighted average shares outstanding	73,875	73,711

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2005 (Unaudited)	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$66,706	$124,540
Short-term investments	42,648	100,139
Trade accounts receivable, net	75,579	94,731
Other current assets	18,565	24,027

Total current assets	203,498	343,437

Restricted cash, non-current	14,606	13,911
Long-term investments	—	49,676
Property and equipment, net	260,681	286,038
Intangible assets, net	24,820	30,152
Goodwill	58,354	48,696
Other non-current assets, net	11,545	9,080

Total assets	$573,504	$780,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, net of discounts, and capital lease obligations, current portion	$33,072	$117,324
Accounts payable	32,221	12,452
Accrued expenses and other liabilities	79,784	95,028
Deferred revenue, current portion	11,259	11,752
Accrued restructuring and other charges	3,966	8,620

Total current liabilities	160,302	245,176

Notes payable, net of discounts, and capital lease obligations, net of current portion	20,819	52,218
Deferred revenue, net of current portion	13,621	13,608
Other long-term liabilities	13,750	14,949

Total liabilities	208,492	325,951

Stockholders’ equity:
Common stock*	747	679
Additional paid-in capital	3,180,763	3,137,928
Treasury stock, 1,228,180 shares at an average cost of $7.70 per share	(9,512)	(9,512)
Accumulated other comprehensive income (loss):
Unrealized investment gains (losses)	(220)	(717)
Accumulated deficit	(2,806,766)	(2,673,339)

Total stockholders’ equity	365,012	455,039

Total liabilities and stockholders’ equity	$573,504	$780,990

*	$0.01 per share par value; 1,900,000,000 authorized shares; 68,424,060 shares issued and 67,195,880 shares outstanding as of 12/31/04; 75,266,437 shares issued and 74,038,257 shares outstanding as of 12/31/05.

OTHER FINANCIAL INFORMATION

(In thousands)

	Three Months Ended
	December 31, 2005	December 31, 2004
Capital expenditures	$13,632	$28,629

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Investor and Media Contact:

Dawn Benchelt

Phone: (312) 895-8507

Investorinformation@broadwing.com